Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

 The undersigned hereby authorizes each of Marianne Drost,

Phillip M. Huston, Jr., and Jane Schapker to execute and file, on behalf of the undersigned, any and all reports regarding transactions in the equity securities of Verizon Communications Inc. pursuant to

Section 16 of the Securities Exchange Act of 1934, as amended.  This authority is effective as of February 1, 2004, and will remain in full force and effect until further written notice.

                                /s/ Doreen A. Toben

    ______________________________

        Doreen A. Toben